News Release

Associated Banc-Corp announces stock split, dividend increase

        GREEN BAY, Wis. – April 28, 2004 – Associated Banc-Corp (Nasdaq: ASBC) President and CEO Paul Beideman announced a 3-for-2 stock split and an increase of 10.3 percent on the company’s cash dividend at today’s Annual Meeting of shareholders.

        Shareholders of record on May 7 will receive the split on May 12. A cash dividend of $0.25 per share will be paid May 21 to shareholders of record as of May 18. This timetable means shareholders will receive the dividend on the post-split shares. The action will make 2004 the 34th consecutive year of dividend increases for Associated.

        At the annual meeting, Beideman gave shareholders an outline of Associated’s strategic priorities, including diversifying revenue streams, achieving top-tier performance among the company’s peer group, and investing in people so they can deliver the best the company has to offer to its customers.

        “We’re making excellent progress on our strategic priorities while keeping sight of the business model that has served our customers and our shareholders very well for a long time. We’re very encouraged by our recent results and optimistic about our prospects to become one of the best performing mid-cap banks in the United States,” he said.

        Beideman also described the prospects for the planned acquisition of First Federal Capital Corp, which the company announced earlier in the day, saying, “The acquisition of First Federal enhances our distribution capabilities in attractive markets and provides the opportunity to cross-sell our expansive line of services to a larger customer base.”

        He said a top priority would be to integrate First Federal into Associated’s community-based banking model.

        “First Federal is a 70-year-old organization that shares the values and work ethic that have been such a strength for Associated. As part of Associated, the people of First Federal will be able to maintain these values while bringing a more comprehensive array of products and services to their customers,” Beideman said.

        Associated held its annual meeting at Lambeau Field, citing the bank’s longstanding relationship with the Green Bay Packers.

        Beideman’s remarks were Webcast. An archived recording of the Webcast is available through Associated’s web site, at http://www.associatedbank.com/AboutAssociated/InvestorRelations/.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.5 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

        Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.